AMENDMENT NO. 1
TO THE GRIFFON CORPORATION AMENDED AND
RESTATED SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

AMENDMENT NO. 1 TO THE GRIFFON CORPORATION SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN, AMENDED AND RESTATED, as of July 18, 2006 (the “Amendment”) made as of the 3rd day of August, 2007.

The Griffon Corporation Supplemental Executive Retirement Plan, Amended and Restated as of July 18, 2006 (the “Plan”), provides lifetime benefits to qualifying Participants and may also provide benefits to a surviving named beneficiary following a qualifying Participant’s death. The purpose of this Amendment is to provide for: compliance with the final regulations under Section 409A of the Internal Revenue Code; updated mortality assumptions to more accurately reflect current mortality; disability benefits; and certain other changes to the Plan. To effectuate these changes, the Plan is hereby amended as follows:

1.	Section 1.11 of the Plan shall be amended and restated in its entirety to read as follows, effective as of the date hereof:

“1.11 “Present Value” means, with respect to an annual benefit, the present value of such benefit as determined on the basis of (i) the Annuity 2000 Male Mortality Table mortality assumptions (as set forth in Exhibit A to the Plan) and (ii) a discount rate equal to the annualized yield (adjusted for constant maturity) on ten-year U.S. Treasury notes, as reported by the Federal Reserve Board and reprinted in the Wall Street Journal (or, if not so reprinted, as reprinted in another publication or in a release of the Federal Reserve Board), for the most recent week ended prior to the week in which the determination of present value is made.”

2.	A new Section 1.14 shall be added to the Plan to read in its entirety as follows, effective as of the date hereof:

“1.14 “Total Disability” means “Disabled” as such term is defined in Section 409A(a)(2)(C) of the Code.”

3.	Section 2.4 of the Plan shall be amended and restated in its entirety to read as follows, effective as of the date hereof:

“2.4 A “Change of Control” shall mean either or both of the following:

(a) if any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934 (the “Exchange Act”)) other than the Employer or any “person” who on the date of this Agreement is a director or officer of the Employer, becomes the “beneficial owner” (as defined in Rule 13(d)-3 under the Exchange Act), directly or indirectly, of securities of the Employer representing thirty (30%) percent of the voting power of the Employer's then outstanding securities; or

(b) if, during any period of 12 consecutive months during the term of this Plan, individuals who at the beginning of such period and any new director whose election by the Board or nomination for election by the Company's stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of any such period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board.”

4.	Section 3.3 of the Plan shall be amended and restated in its entirety to read as follows, effective as of the date hereof:

“3.3 If a Change of Control occurs while a Participant is employed by the Employer (or if the Participant was employed by the Employer thirty days before, the Change of Control), then the Present Value of a benefit computed in the manner described in Article IV shall be paid to such Participant in a lump sum within thirty days after such Change of Control, in lieu of any annual benefit otherwise payable under this Plan. If the date of such Change of Control precedes the Participant’s Normal Retirement Date, the benefit referred to in the preceding sentence shall be computed in the manner described in Section 4.1 as if the date of the Change of Control were the Participant’s Normal Retirement Date (regardless of whether the Change of Control occurs on or before his Normal Retirement Date). Notwithstanding the foregoing, in the event that a Participant’s termination of employment with the Company precedes the date of the Change in Control, and such Participant was a “specified employee” within the meaning of Section 409A of the Code at the time of termination and such lump sum payment would otherwise subject the Participant to any tax, interest or penalty imposed under Section 409A(a)(1)(B) of the Code (or any regulation or any guidance promulgated thereunder or with respect to) if the payment or benefit would commence as set forth in this Section 3.3, then the lump sum payment due under this Section 3.3 shall not be made until the first day which is at least six month after the date of the Participant’s termination of employment.”

5.	A new sentence shall be added after the first sentence of Section 3.4 of the Plan to read in its entirety as follows, effective as of the date hereof:

“Notwithstanding the foregoing, in the event that a Participant was a “specified employee” within the meaning of Section 409A of the Code at the time of termination and such lump sum payment would otherwise subject the Participant to any tax, interest or penalty imposed under Section 409A(a)(1)(B) of the Code (or any regulation or any guidance promulgated thereunder or with respect to) if the payment or benefit would commence as set forth in this Section 3.4, then the lump sum payment due under this Section 3.4 shall not be made until the first day which is at least six month after the date of the Participant’s termination of employment.”

6.	A new Section 3.5 shall be added to the Plan to read in its entirety as follows, effective as of the date hereof:

“3.5 If a Participant incurs a Total Disability during such Participant’s employment with the Company, then, notwithstanding any other provision of this Plan to the contrary, the Present Value of a benefit computed in the manner described in Article IV shall be paid to such Participant in a lump sum within thirty days after the Participant incurs a Total Disability, in lieu of any annual benefit otherwise payable under this Plan. If the date of the Total Disability precedes the Participant’s Early Retirement Date, the benefit referred to in the preceding sentence shall be computed in the manner described in Section 4.1 or Section 4.2, as applicable, as if the date of the Total Disability were the Participant’s Early Retirement Date (regardless of whether the Total Disability occurs on or before his Early Retirement Date).”

7.	A new sentence shall be added after the first sentence of Section 4.2 of the Plan to read in its entirety as follows, effective as of the date hereof:

“Notwithstanding the foregoing, the reduction in the preceding sentence shall not apply to any Participant listed on Exhibit B or to any distribution under Section 3.3.”

8.	Section 4.5 of the Plan shall be amended and restated in its entirety to read as follows, effective as of the date hereof:

“4.5 Any benefit otherwise payable under this Article IV shall be reduced by any benefit payable to the Participant under any defined benefit retirement plan that is qualified under Section 401(a) of the Code and sponsored by the Employer and (ii) only with respect to Participants not listed on Exhibit B, any Social Security benefit attributable to the employment of the Participant.”

9.	A new sentence shall be added after the first sentence of Section 4.6 of the Plan to read in its entirety as follows, effective as of the date hereof:

“Notwithstanding the foregoing, no monthly benefit shall be paid to a Participant who has received a lump sum payment of his Plan benefit under any applicable Section hereunder, including, without limitation under Section 3.5.”

10.	The last sentence of Section 5.1 of the Plan shall be amended and restated in its entirety to read as follows, effective as of the date hereof:

“Such benefit shall be equal to the Present Value of the benefit that would otherwise be payable under the SERP to the Participant over a ten (10) year period and shall be paid to the Participant's Surviving Spouse, named beneficiary or estate, in a lump sum as soon as practicable after the death of the Participant.”

11.	Section 5.2 of the Plan shall be amended and restated in its entirety to read as follows, effective as of the date hereof:

“5.2 In the event that a vested Participant who terminated employment on or prior to December 31, 2006, dies after the termination of the Participant's employment by the Employer, but either (a) before benefit payments to the Participant under this Plan have been paid for a period of ten (10) years or (b) prior to the payment of the Participant’s benefit in a lump sum, the benefit otherwise payable to the Participant under Article IV shall be paid to the Participant's Surviving Spouse, named beneficiary or estate, beginning as soon as practicable after the death of the Participant, for a period equal to ten (10) years minus the duration of the period over which benefits were paid to the Participant. In the event that a vested Participant who terminates employment after December 31, 2006, dies after the termination of the Participant's employment by the Employer, but either (a) before benefit payments to the Participant under this Plan have been paid for a period of ten (10) years or (b) prior to the payment of the Participant’s benefit in a lump sum, the Present Value of the benefit that would otherwise be payable to the Participant under Article IV for a period equal to ten (10) years minus the duration of the period over which benefits were paid to the Participant shall be paid to the Participant's Surviving Spouse, named beneficiary or estate, in a lump sum as soon as practicable after the death of the Participant.”

12.	Two new exhibits, Exhibit A and Exhibit B shall be added to the end of the Plan in substantially the form as set forth on Appendix A and Appendix B to this Amendment, effective as of the date hereof.

Except as specifically provided in and modified by this Amendment, all of the terms and conditions of the Plan are hereby ratified and confirmed and references to the Plan shall be deemed to refer to the Plan as modified by this Amendment.

IN WITNESS WHEREOF, the Company has caused this First Amendment to the Griffon Corporation Supplemental Executive Retirement Plan to be executed by its duly authorized officers this 3rd day of August, 2007.

Attest:	GRIFFON CORPORATION

/s/ Marjorie Charles	By: /s/ Patrick L. Alesia

APPENDIX A

EXHIBIT A

Single Life Expectancies Based on Annuity 2000 Mortality Table

Age	Years	Age	Years	Age	Years
5	76.6	42	40.8	79	10.8
6	75.6	43	39.8	80	10.2
7	74.7	44	38.9	81	9.7
8	73.7	45	37.9	82	9.2
9	72.7	46	37	83	8.7
10	71.7	47	36.1	84	8.2
11	70.8	48	35.2	85	7.8
12	69.8	49	34.2	86	7.3
13	68.8	50	33.3	87	6.9
14	67.8	51	32.4	88	6.5
15	66.9	52	31.5	89	6.2
16	65.9	53	30.7	90	5.8
17	64.9	54	29.8	91	5.5
18	63.9	55	28.9	92	5.2
19	63	56	28	93	4.9
20	62	57	27.2	94	4.6
21	61	58	26.3	95	4.3
22	60.1	59	25.4	96	4.1
23	59.1	60	24.6	97	3.8
24	58.1	61	23.7	98	3.6
25	57.2	62	22.9	99	3.4
26	56.2	63	22.1	100	3.1
27	55.2	64	21.3	101	2.9
28	54.3	65	20.4	102	2.7
29	53.3	66	19.6	103	2.4
30	52.3	67	18.9	104	2.2
31	51.4	68	18.1	105	2
32	50.4	69	17.3	106	1.8
33	49.5	70	16.6	107	1.6
34	48.5	71	15.9	108	1.4
35	47.5	72	15.2	109	1.3
36	46.6	73	14.5	110	1.1
37	45.6	74	13.8	111	1
38	44.6	75	13.2	112	0.8
39	43.6	76	12.5	113	0.7
40	42.7	77	11.9	114	0.6
41	41.7	78	11.3	115	0
Age	Years	Age	Years	Age	Years

APPENDIX B

EXHIBIT B

Alternative Early Retirement Formula Participants

1. Patrick Alesia